Exhibit 99.1

QURATE RETAIL, INC. REPORTS

THIRD QUARTER 2021 FINANCIAL RESULTS

Board of Directors Declares $1.25 Per Common Share Special Cash Dividend

Committed to Returning Cash Flow to Shareholders

Englewood, Colorado, November 4, 2021 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported third quarter 2021 results (1).

“While there are near-term industry challenges to work through, I couldn’t be more excited about the long-term opportunity at Qurate Retail to accelerate growth and drive shareholder value,” said David Rawlinson, President and CEO of Qurate Retail. “Our team is managing through current industry pressures while simultaneously working intently to accelerate growth initiatives and reimagine our strategic plan. Supply chain constraints and cost inflation are impacting our entire industry, and we have taken action to help mitigate the potential impacts.

“Since joining the company in early August and transitioning to CEO on October 1st, I have met with countless customers, partners, thought leaders and entrepreneurs in our space, and Qurate leaders. These conversations reaffirmed the reasons why I joined Qurate. Our business is built on a solid foundation of long-standing relationships with highly engaged customers, expert hosts, compelling entrepreneurs, an established vendor network and our talented employee base. This is a solid foundation for accelerating our effort to humanize retail, in contrast to the scaled transactional players.”

Third quarter 2021 operating results:

●	Qurate Retail revenue decreased 7% to $3.1 billion
●	In constant currency(2) revenue decreased 7%
●	eCommerce revenue decreased 6% to $2.0 billion or 63% of total revenue
●	Qurate Retail reported diluted EPS of $0.31
●	Adjusted diluted EPS(3) of $0.30
●	QxH revenue decreased 8%
●	QVC International revenue decreased 3%
●	In constant currency, revenue decreased 4%
●	Zulily revenue decreased 17%
●	Cornerstone revenue increased 7%

Corporate headlines:

●	Board of Directors declared special cash dividend of $1.25 per share of common stock
●	From August 1, 2021, through October 31, 2021, repurchased 10.9 million QRTEA shares at an average price per share of $11.02 and total cost of $120 million
●	Amended QVC, Inc. revolver on October 27, 2021, extending maturity to 2026, reducing interest rate and increasing borrowing capacity to $3.25 billion
●	Issued notice to redeem 100% of 3.50% MSI exchangeable debentures on December 13, 2021

Corporate Updates

Qurate Retail today announced that its Board of Directors declared a special cash dividend in the amount of $1.25 per common share for an aggregate cash dividend of approximately $495 million based on shares outstanding as of October 31, 2021 (to be updated for actual shares outstanding as of the record date). The dividend is payable on November 22, 2021 to stockholders of record of Qurate Retail’s Series A and Series B common stock as of the close of business on November 15, 2021.

As of October 31, 2021, there are 388.6 million shares of QRTEA common stock and 8.2 million shares of QRTEB common stock outstanding. Additional details regarding the aforementioned dividend are expected to be announced by press release at a later date.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2021 to the same period in 2020.

THIRD QUARTER 2021 FINANCIAL RESULTS

(amounts in millions)	3Q20	3Q21	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,980	$1,813	(8)%
QVC International	723	699	(3)%	(4)%
Zulily	395	328	(17)%
Cornerstone	285	304	7%
Total Qurate Retail Revenue	$3,383	$3,144	(7)%	(7)%

Operating Income (Loss)
QxH	$274	$219	(20)%
QVC International	114	97	(15)%	(15)%
Zulily	3	(40)	NM
Cornerstone	28	16	(43)%
Unallocated corporate cost	(13)	(18)	(38)%
Total Qurate Retail Operating Income (Loss)	$406	$274	(33)%	(33)%

Adjusted OIBDA (Loss)
QxH	$380	$325	(14)%
QVC International	132	115	(13)%	(14)%
Zulily	27	(17)	NM
Cornerstone	35	24	(31)%
Unallocated corporate cost	(8)	(15)	(88)%
Total Qurate Retail Adjusted OIBDA (Loss)	$566	$432	(24)%	(24)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.

THIRD QUARTER 2021 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	3Q20	3Q21	% Change
Net income	$338	$127	(62)%
Adjusted net income(a)	$238	$123	(48)%

Basic weighted average shares outstanding ("WASO")	417	404
Potentially dilutive shares	4	12
Diluted WASO	421	416

GAAP EPS(b)	$0.80	$0.31	(61)%
Adjusted EPS(a)	$0.56	$0.30	(46)%

a)	See reconciling schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined primarily due to a 9% decrease in units sold, primarily reflecting industry-wide supply constraints. This pressure was partially offset by a 1% increase in average selling price, reflecting product mix and targeted pricing actions to counter cost inflation. QxH experienced a 6% increase in spend per customer and a 4% increase in items purchased per customer, which were offset by a decline in customer count compared to last year’s strong gains. QxH reported declines primarily in home, electronics and beauty, partially offset by growth in apparel.

Operating income and adjusted OIBDA margin(3) decreased primarily due to higher fulfillment (warehouse and freight) and marketing expenses, deleverage of fixed costs and lower product margins. These pressures were partially offset by lower incentive compensation accruals and inventory obsolescence expense.

QVC International

US Dollar denominated results were largely unaffected by exchange rate fluctuations, as the Dollar weakening 7% versus the British Pound and 1% against the Euro was largely offset by the Dollar strengthening  4% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the third quarter of 2021.

QVC International’s constant currency revenue declined primarily due to a 5% decrease in units sold, partially offset by a 2% increase in average selling price. QVC International faced similar industry supply constraints as QxH primarily in its European businesses, partially offset by growth in Japan.  QVC International reported declines primarily in home, accessories, beauty and jewelry, partially offset by growth in apparel.

Operating income and adjusted OIBDA margin decreased primarily due to higher fixed costs, lower product margins, higher TV commissions and fulfillment and marketing expenses. These pressures were partially offset by favorable incentive compensation accruals and inventory obsolescence.

Zulily

Zulily revenue decreased, reflecting supply constraints and reduced marketing effectiveness. These factors were partially offset by sustained growth from its factory direct business. Operating income and adjusted OIBDA margin decreased primarily due to higher fulfillment and marketing expense, deleverage of fixed costs and lower product margins, partially offset by lower incentive compensation accruals.

Cornerstone

Cornerstone generated record third quarter revenue led by Ballard Designs and Grandin Road. Revenue increased primarily due to strong demand for home décor, interior furnishings, bath and textiles, and for apparel at Garnet Hill. Operating income and adjusted OIBDA margin decreased primarily due to higher inbound freight costs and marketing expense, which were partially offset by lower administrative expenses.

THIRD QUARTER 2021 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	3Q20	3Q21	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	64.3%	64.9%	60	bps
Operating Income Margin (%)	13.8%	12.1%	(170)	bps
Adjusted OIBDA Margin (%)	19.2%	17.9%	(130)	bps
Average Selling Price	$51.60	$52.27	1%
Units Sold			(9)%
Return Rate(b)	14.8%	14.6%	(20)	bps
eCommerce Revenue(c)	$1,162	$1,086	(7)%
eCommerce % of Total Revenue	58.7%	59.9%	120	bps
Mobile % of eCommerce Revenue(d)	65.0%	66.0%	100	bps
LTM Total Customers(e)	11.3	11.1	(1)%

QVC – International
Cost of Sales % of Revenue	62.0%	62.9%	90	bps
Operating Income Margin (%)	15.8%	13.9%	(190)	bps
Adjusted OIBDA Margin (%)	18.3%	16.5%	(180)	bps
Average Selling Price			2%		2%
Units Sold			(5)%
Return Rate(b)	18.2%	18.4%	20	bps
eCommerce Revenue(c)	$323	$328	2%		-%
eCommerce % of Total Revenue	44.7%	46.9%	220	bps
Mobile % of eCommerce Revenue(d)	73.2%	74.2%	100	bps
LTM Total Customers(e)	4.9	4.9	-%

Zulily
Cost of Sales % of Revenue	72.9%	79.9%	700	bps
Operating Income Margin (%)	0.8%	(12.2)%	NM
Adjusted OIBDA Margin (%)	6.8%	(5.2)%	NM
Mobile % of Total Orders	74.2%	74.5%	30	bps
LTM Total Customers(e)	5.4	5.3	(2)%

Cornerstone
Cost of Sales % of Revenue	58.7%	62.6%	390	bps
Operating Income Margin (%)	9.8%	5.3%	(450)	bps
Adjusted OIBDA Margin (%)	12.3%	7.9%	(440)	bps
eCommerce Revenue(c)	$209	$223	7%
eCommerce % of Total Revenue	73.3%	73.4%	10	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales in US dollars.
c)	Based on net revenue.
d)	Based on gross US dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its average annual effective tax rate through 2021 will be in the range of 15-18% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments.  This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

From August 1, 2021 through October 31, 2021, Qurate Retail repurchased approximately 10.9 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $11.02 for total cash consideration of $120 million. The remaining repurchase authorization for Qurate Retail is approximately $660 million as of November 1, 2021.

FOOTNOTES

1)	Qurate Retail’s CEO, David Rawlinson, and Executive Chairman, Greg Maffei will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.D.T.) on November 4, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	6/30/2021	9/30/2021
Cash and cash equivalents (GAAP)	$950	$798

Indemnification Asset(a)	$385	$394

Debt:
QVC senior secured notes(b)	$4,450	$4,450
QVC senior secured bank credit facility	77	120
Senior exchangeable debentures(c)	214	210
Total Qurate Retail Group Debt	$4,741	$4,780

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,193	1,192
Corporate Level Debentures	1,985	1,984
Total Qurate Retail, Inc. Debt	$6,726	$6,764
Unamortized discount, fair market value adjustment and deferred loan costs	462	530
Total Qurate Retail, Inc. Debt (GAAP)	$7,188	$7,294

Other Financial Obligations:
Preferred stock(d)	$1,260	$1,260

QVC, Inc. leverage(e)	1.9x	2.1x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement as of September 30, 2021. The credit agreement was subsequently amended and restated on October 27, 2021. Among the definitional changes to QVC, Inc. leverage, two primary revisions include (a) Cornerstone added to the borrowing group and (b) recognition of all unrestricted cash of the borrowers and their restricted subsidiaries. The primary revisions reduce leverage to 1.9x as of September 30, 2021 on a pro forma basis.

Cash at Qurate Retail decreased $152 million in the third quarter primarily due to share repurchases and capital expenditures, partially offset by additional borrowings on QVC’s bank credit facility.

Total debt at Qurate Retail increased $38 million in the third quarter primarily due to borrowing at Zulily under QVC’s bank credit facility. QVC’s bank credit facility has $120 million drawn as of September 30, 2021 with available capacity of approximately $2.81 billion, net of letters of credit. On October 27, 2021, QVC refinanced its credit facility, increasing capacity from $2.95 billion to $3.25 billion and extending the maturity to October 27, 2026. The borrowing group was expanded to include Cornerstone. Additionally, a redemption notice has been issued to holders of the 3.50% MSI exchangeable debentures to redeem in full on December 13, 2021 any debentures not previously properly surrendered for exchange. As of September 30, 2021, there was $210 million principal amount of debentures outstanding with a carrying value of $549 million. The redemption is expected to be funded with borrowings under QVC’s bank credit facility, amounts received upon termination of certain related financial instruments and cash on hand. Any exchanges of MSI exchangeable debentures will be settled using shares of MSI common stock acquired in a financial instrument transaction and cash in lieu of a fractional share. Qurate Retail is in compliance with all debt covenants as of September 30, 2021.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of September 30, 2021, a holder of the Charter exchangeable debentures has the ability to exchange and, accordingly, the indemnification asset is included as a current asset in our condensed balance sheet as of that date.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) CEO, David Rawlinson, and Executive Chairman, Greg Maffei will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.D.T.) on November 4, 2021.  The call can be accessed by dialing (800) 289-0571 or (323) 794-2093, passcode 5872354, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects, the special cash dividend, Qurate Retail’s estimated ongoing annual tax rate, market conditions, the redemption of the 3.50% MSI exchangeable debentures, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19), issues impacting the global supply chain and labor market, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairments.  Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2020, December 31, 2020, March 31, 2020, June 30, 2021 and September 30, 2021, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q20	4Q20	1Q21	2Q21	3Q21
Qurate Retail, Inc. Operating Income	$406	$530	$373	$433	$274
Depreciation and amortization	141	135	128	129	139
Stock compensation expense	19	18	16	19	19
Qurate Retail, Inc. Adjusted OIBDA	$566	$683	$517	$581	$432

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2020, December 31, 2020, March 31, 2020, June 30, 2021 and September 30, 2021, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q20	4Q20	1Q21	2Q21	3Q21
QVC
Operating income	$388	$528	$381	$422	$316
Depreciation and amortization	114	109	102	102	111
Stock compensation	10	11	9	11	13
Adjusted OIBDA	$512	$648	$492	$535	$440

QxH Adjusted OIBDA	$380	$486	$349	$391	$325
QVC International Adjusted OIBDA	132	$162	$143	$144	115

Zulily
Operating income (loss)	$3	$(15)	$(18)	$(15)	$(40)
Depreciation and amortization	20	20	20	20	20
Stock compensation	4	4	4	4	3
Adjusted OIBDA (Loss)	$27	$9	$6	$9	$(17)

Cornerstone
Operating income	$28	$34	$21	$44	$16
Depreciation and amortization	7	6	6	7	8
Stock compensation	—	—	—	1	—
Adjusted OIBDA	$35	$40	$27	$52	$24

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended September 30, 2020, December 31, 2020, March 31, 2020, June 30, 2021 and September 30, 2021, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	3Q20	4Q20	1Q21	2Q21	3Q21
Qurate Retail, Inc. Net Income (GAAP)	$338	666	$206	$222	$127
Purchase accounting amort., net of deferred tax benefit (a)	28	27	26	25	27
Gain on transactions, net of tax impact	(167)	—	—	—	—
Loss on extinguishment of debt, net of tax impact	30	—	—	—	—
Mark-to-market adjustments, net(b)	9	(13)	(31)	(15)	(31)
Adjusted Net Income	$238	$680	$201	$232	$123

Diluted earnings per share (GAAP)	$0.80	$1.56	$0.49	$0.52	$0.31
Total adjustments per share, net of tax	(0.24)	0.03	(0.01)	0.02	(0.01)
Adjusted earnings per share	$0.56	$1.59	$0.48	$0.54	$0.30

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

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	September 30,	December 31,
	2021	2020
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$798	806
Trade and other receivables, net	1,185	1,640
Inventory, net	1,742	1,301
Indemnification asset	394	345
Other current assets	418	473
Total current assets	4,537	4,565
Property and equipment, net	1,196	1,300
Intangible assets not subject to amortization	9,760	9,806
Intangible assets subject to amortization, net	794	779
Other assets, at cost, net of accumulated amortization	673	549
Total assets	$16,960	16,999
Liabilities and Equity
Current liabilities:
Accounts payable	1,238	1,305
Accrued liabilities	1,034	1,418
Current portion of debt	1,983	1,750
Other current liabilities	190	231
Total current liabilities	4,445	4,704
Long-term debt	5,311	5,186
Deferred income tax liabilities	1,318	1,359
Preferred stock	1,260	1,249
Other liabilities	712	768
Total liabilities	13,046	13,266
Equity	3,766	3,598
Non-controlling interests in equity of subsidiaries	148	135
Total liabilities and equity	$16,960	16,999

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	September 30,
	2021	2020
Revenue:
Total revenue, net	$3,144	3,383

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	2,069	2,178
Operating expense	204	203
Selling, general and administrative, including stock-based compensation	458	455
Depreciation and amortization	139	141
	2,870	2,977
Operating income (loss)	274	406

Other income (expense):
Interest expense	(121)	(98)
Share of earnings (losses) of affiliates, net	(24)	(32)
Realized and unrealized gains (losses) on financial instruments, net	41	(12)
Gains (losses) on transactions, net	—	223
Other, net	—	(65)
	(104)	16
Earnings (loss) before income taxes	170	422
Income tax benefit (expense)	(20)	(70)
Net earnings (loss)	150	352
Less net earnings (loss) attributable to noncontrolling interests	23	14
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$127	338

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2021	2020

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$624	577
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	396	427
Stock-based compensation	54	46
Share of (earnings) losses of affiliates, net	78	96
Realized and unrealized gains (losses) on financial instruments, net	(101)	127
(Gains) losses on transactions, net	—	(224)
Deferred income tax expense (benefit)	(35)	19
Other, net	15	52
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	439	720
Decrease (increase) in inventory	(453)	(63)
Decrease (increase) in prepaid expenses and other assets	85	69
(Decrease) increase in trade accounts payable	(48)	52
(Decrease) increase in accrued and other liabilities	(339)	(43)
Net cash provided (used) by operating activities	715	1,855

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(177)	(88)
Capital expenditures	(169)	(165)
Expenditures for television distribution rights	(184)	(41)
Cash proceeds from dispositions of investments	10	269
Proceeds from sale of fixed assets	40	—
Other investing activities, net	(3)	—
Net cash provided (used) by investing activities	(483)	(25)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	394	1,300
Repayments of debt	(284)	(2,077)
Repurchases of Qurate Retail common stock	(216)	—
Withholding taxes on net settlements of stock-based compensation	(25)	(3)
Payments for issuances of financial instruments	(107)	(25)
Proceeds from settlements of financial instruments	88	31
Dividends paid to noncontrolling interest	(46)	(46)
Dividends paid to common shareholders	(14)	(626)
Other financing activities, net	(9)	(18)
Net cash provided (used) by financing activities	(219)	(1,464)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(20)	5
Net increase (decrease) in cash, cash equivalents and restricted cash	(7)	371
Cash, cash equivalents and restricted cash at beginning of period	814	681
Cash, cash equivalents and restricted cash at end period	$807	1,052